NORTHSTAR REALTY FINANCE
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Fourth Quarter Highlights

•
Fourth quarter 2006 AFFO per share of $0.36, excluding a $0.04 per share unrealized gain relating to mark-to-market adjustment on warehouse facilities, increased 29% over fourth quarter 2005 AFFO, excluding $0.02 of unrealized losses.

•	Record $939 million of new committed financings and investments in 83 separate transactions.

•	Assets under management increased to $4.9 billion.

•	$233 million raised through sale of 14.8 million shares of common stock and a $25 million trust preferred issuance.

•	Fourth quarter 2006 common stock dividend of $0.35 per share, a 30% increase over fourth quarter 2005.

Full Year Highlights

•
Full year 2006 AFFO per share of $1.32, excluding $0.07 of unrealized gains relating to mark-to-market adjustments on warehouse facilities, increased 74% over 2005 AFFO, excluding $0.03 of unrealized gains.

•	2006 financing commitments total $2.8 billion, a 65% increase over 2005.

•	Equity market capitalization increases 200% to approximately $1.1 billion at year end 2006, compared to $367 million at prior year end.

•	Full year 2006 common stock dividend payments of $1.29 per share, a 61% increase over full year 2005.

NEW YORK, NY, March 13, 2007 — NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter and year ended December 31, 2006.

Fourth Quarter 2006 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the quarter of $0.40 per share versus $0.26 per share for the fourth quarter 2005. AFFO for the fourth quarter 2006 was $21.8 million compared with $7.6 million for the fourth quarter 2005. Excluding a $0.04 per share unrealized gain relating to the mark-to-market adjustment on securities warehouse facilities, fourth quarter AFFO per share was $0.36. For reconciliation of net income to AFFO, please refer to the tables on the following pages.

Net income available to common shareholders for the fourth quarter 2006 was $14.4 million, or $0.29 per share, compared with $22.2 million, or $0.96 per share for fourth quarter 2005, of which $0.87 was related to a gain on the sale of one asset in our net lease portfolio. NorthStar generated revenues of $66.4 million for the fourth quarter 2006, representing an increase of approximately 186% over the fourth quarter 2005.

NorthStar announced that during the fourth quarter 2006 it closed on 32 new financing and net lease commitments and 51 real estate securities investments for a total of $939 million, of which $726 million was funded during the quarter. In addition, NorthStar funded $7 million under pre-existing commitments and received $172 million from loan repayments, securities payoffs and sales, and the sale of a net leased asset. For the quarter ended December 31, 2006, NorthStar generated a return on average common book equity of 22.9%, pre-G&A and unrealized mark-to-market gain. Please refer to the tables on the following pages for a calculation of return on average common book equity, pre-G&A and unrealized mark-to-market gain.

David T. Hamamoto, president and chief executive officer commented, “Our fourth quarter 2006 financing volume represented another record for the company. Direct originations again represented a majority of our lending volume, with 73% of our fourth quarter commitments structured directly with customers, and 48% completed with repeat borrowers. Our larger balance sheet and increased flexibility in match funding attractive investments resulting from closing CDO VIII have enabled us to make larger capital commitments to high quality owners. Our average loan commitment was $21.0 million for the fourth quarter, compared to $17.4 million in our entire loan portfolio.”

Mr. Hamamoto continued, “The securities investment and management and net leasing businesses continue to complement the lending business with attractive, longer-duration assets. During the fourth quarter, we made investments in a diverse and high quality group of commercial real estate fixed income securities. Our investment activities in this area over the second half of 2006 enabled NorthStar to complete, in the first quarter 2007, our largest and most attractively-priced securities CDO, a $800 million CDO with an all-in cost of funds of LIBOR plus 0.46%.”

Full Year 2006 Results

AFFO for the full year 2006 was $62.6 million compared with $21.5 million for the full year 2005. AFFO per share for the full year 2006, excluding a $0.07 gain relating to mark-to-market adjustment on securities warehouse facilities, was $1.32. Net income available to common shareholders was $37.2 million, or $0.94 per share for the year ended December 31, 2006, compared to $37.7 million, or $1.74 per share for the year ended December 31, 2005, of which $1.33 was related to a gain on the sale of two assets in our net lease portfolio. For reconciliation of net income to AFFO, please refer to the tables on the following pages.

Mr. Hamamoto commented, “2006 was a break-out year for NorthStar Realty Finance by every metric. We made approximately $2.8 billion of financing commitments across our business, maintained a solid credit track record and grew our equity market capitalization from $367 million to $1.1 billion. Since going public in 2004, we have delivered over 30% annualized total returns to shareholders. During 2006, we also planted the seeds for an exciting future for the Company. Our infrastructure has never been stronger and is scalable as we grow our assets under management, and our franchise recognition continues to expand as we deliver responsive capital to leading commercial real estate investors.”

“2007 should be another exciting year for NorthStar as we continue to execute upon growth opportunities in our three primary businesses, as well as pursue a number of initiatives aimed at expanding our business into complementary areas,” Mr. Hamamoto said. “We currently operate our businesses by investing equity capital raised in the public markets, and believe that we can enhance shareholder value, diversify our capital sources and increase fee-based revenues by also managing privately-raised capital. We currently earn nearly $16 million of annualized management fees from our nine CDO securitizations, of which nearly half are senior to the liabilities issued by the CDOs. During the second quarter of 2007 we expect to begin discussions with private capital sources and are targeting raising two funds this year totaling $550-$750 million of equity capital, including an up to 30% commitment from NorthStar who will also manage these funds. We believe that prospective asset management activities undertaken by us would be complementary to our existing skills, will generate a higher return on invested equity capital due to the fees generated, will provide more visibility to this component of our revenues, and will broaden our sources of capital.”

Mr. Hamamoto continued, “Last week we expanded our direct loan origination and securitization business by entering into a joint venture with a highly regarded and experienced investment team, Monroe Capital LLC, that is focused primarily on directly originating middle-market corporate loans and generating attractive returns on invested capital by match funding assets, similar to NorthStar, with investment grade long-term, non-recourse debt. We see this venture as a natural progression for our business. It aligns us with a team that shares our diligent credit culture, expands our view into the corporate credit markets and effectively broadens our base of borrowers and loan products.”

Investment Summary

NorthStar committed to $939 million of new investments during the fourth quarter 2006. NorthStar committed to $568 million of loans in 27 transactions, funded $355 million, and received $121 million of loan principal repayments. During the fourth quarter, NorthStar invested in 51 real estate securities transactions totaling $308 million, and acquired $63 million of net lease investments in Wakefield transactions comprising five separate properties. NorthStar also received $43 million from securities payoffs and sales, and sold one of its Wakefield net lease properties for net proceeds of $8 million.

First mortgages and junior participations in first mortgages represented 81.9% and mezzanine loans represented 18.1% of fourth quarter committed loan volume. Weighted average first and last dollar loan-to-value in the fourth quarter was 21.6% and 76.4%, respectively.

NorthStar’s real estate securities investments during the quarter had a weighted average credit rating of BBB/Baa2, reflecting NorthStar’s focus on higher credit-quality securities. Twelve of the transactions replaced collateral that repaid in an existing CDO, and 39 of the investments are being funded in off-balance sheet warehouse lines for future CDO financings.

As of December 31, 2006, NorthStar had $4.9 billion of assets under management.

Financing and Risk Management

On October 6, 2006, a wholly-owned subsidiary of NorthStar issued $25 million of trust preferred securities in a private placement. The trust preferred securities have a 30-year term and bear a floating rate of LIBOR plus 2.90%. Simultaneous with the issuance, NorthStar entered into an interest rate swap with a commercial bank that converted this floating rate borrowing to a 8.02% fixed rate for ten years.

On November 3, 2006, NorthStar completed a $100 million unsecured revolving credit facility which replaced a maturing $50 million unsecured facility. The new line has a term of three years and bears interest at between 2.00% to 2.50% over LIBOR, based on the Company’s overall leverage.

On November 22, 2006, NorthStar completed the sale of 12.4 million shares of its common stock at a price of $14.95 per share, and on December 15, 2006, the underwriters of the offering exercised in full their over-allotment option and purchased an additional 2.4 million shares at a price of $14.95 per share. NorthStar raised net proceeds of approximately $209 million which were used to repay borrowings under its credit facilities and to fund new investments.

On December 7, 2006, NorthStar completed a $900 million on-balance sheet CDO financing backed primarily by the Company’s real estate loan investments. NorthStar sold approximately $704 million of investment grade rated notes and retained all of the non-investment grade classes totaling approximately $196 million. The weighted average interest rate on the investment grade notes, including fees and expenses, was LIBOR + 0.67% and their weighted average life is approximately seven years.

At December 31, 2006, NorthStar had $16 million outstanding under its $350 million of committed secured credit facilities and had no outstanding principal balance under its $100 million unsecured credit facility.

On February 7, 2007, NorthStar completed the sale of 6.2 million shares of its 8.25% Series B cumulative redeemable preferred stock at a price of $25.00 per share. NorthStar raised net proceeds of approximately $150 million which were used to repay borrowings under its credit facilities and to fund new investments.

On February 28, 2007, NorthStar completed a $800 million on-balance sheet CDO financing backed primarily by the Company’s real estate securities investments. NorthStar sold approximately $759 million of investment grade rated notes and retained all of the non-investment grade classes totaling approximately $41 million. The weighted average interest rate on the investment grade notes, including fees and expenses, was LIBOR plus 0.46% and their weighted average life is approximately 12 years.

At December 31, 2006, the weighted average first and last dollar loan-to-value of NorthStar’s loans was 26.2% and 76.6%, respectively. The average credit rating of NorthStar’s real estate securities was BBB/Baa2 and the net leased assets were fully leased with a weighted average remaining lease term of 9.8 years.

As of December 31, 2006, NorthStar had no delinquencies or non-performing assets and experienced no losses during the quarter.

Andrew C. Richardson, chief financial officer and treasurer stated, “During 2006 we significantly increased the diversification of our asset base with assets under management nearing $5 billion, increased our book equity capitalization 128% to approximately $670 million, and grew our dividend 30% to $1.40 annualized compared to fourth quarter 2005. As we delivered solid financial results in 2006, we also accessed debt and equity at sequentially more attractive costs of capital, allowing us to generate solid returns for our stockholders.”

Mr. Richardson continued, “We also made important progress in creating a strong investment, credit management and financial infrastructure. We now have approximately 76 employees, up from 23 in 2005. Attracting and retaining talent is perhaps one of the most critical and difficult challenges facing investment organizations today, and we believe we have built a first class team at NorthStar. Accordingly, our G&A expenses, net of equity based compensation, as a percentage of revenues grew slightly in the fourth quarter to 13.7% of revenues compared to 11.4% in the third quarter. This percentage increase, representing approximately $2.4 million, reflects year-end actual compensation for employees throughout our company in excess of levels we initially estimated earlier in the year and who contributed to our solid performance in 2006.”

“With the recent volatility in the broader residential markets there is increased scrutiny by debt and equity investors on credit. We have no direct exposure to the residential sub-prime sector and single-family residential lending markets,” Mr. Richardson said. “Our Company has always been focused on strong credit underwriting and risk management and we are pleased with the overall credit quality of our assets under management.”

At December 31, 2006, NorthStar had 63,226,363 total shares and operating partnership units outstanding, and a $9.64 book value per share. Minority interest relating to the operating partnership was $7.7 million at December 31, 2006.

Dividends and Subsequent Events

On January 23, 2007, NorthStar announced that its Board of Directors declared a cash dividend of $0.35 per share of common stock, payable with respect to the quarter ended December 31, 2006. The dividend was paid on February 15, 2007 to shareholders of record as of the close of business on February 5, 2007. The dividend represents an increase of 29.6% from the dividend of $0.27 per share paid in the prior year quarter.

As of March 12, 2007, NorthStar had completed $730 million of investment commitments since January 1, 2007.

On February 23, 2007, NorthStar announced that a joint venture among affiliates of NorthStar, Goldman, Sachs & Co. and a real estate finance company entered into a Purchase and Sale Agreement to acquire a diversified portfolio of multi-family properties from a leading developer and operator of long-term incentive tax credit housing properties. Each of the joint venture partners will equally share in the approximately $525 million purchase price, inclusive of estimated fees and expenses, and the total transaction value, including assumed debt, will be approximately $1.9 billion. The assets to be acquired consist of notes, general partnership interests and incentive fee relating to the underlying properties. The transaction, which is subject to a 120-day due diligence period and obtaining limited partner, lender and other consents, is expected to be completed in the third or fourth quarter of 2007.

On March 12, 2007, NorthStar entered into a joint venture with Monroe Capital LLC, a Chicago-based firm that originates, acquires and finances middle-market and broadly syndicated corporate loans. Under the terms of the venture, the Company will provide equity required to fund Monroe’s lending business, and from time to time acquire a portion of the equity issued in securitizations sponsored by Monroe. In December 2006, the Company acquired $17.4 million (or 40%) of the equity in the first CLO issued by Monroe. As part of the new venture, the Company will also own a minority interest in the existing management company that originates, structures and syndicates middle-market corporate loans and provides asset management services for the warehouse assets and the current and future CLOs sponsored by Monroe.

Earnings Conference Call

NorthStar will hold a conference call to discuss fourth quarter and full year 2006 financial results on March 13, 2007, at 10:00 AM Eastern time. Hosting the call will be David Hamamoto, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer.

The call will be webcast live over the Internet from NorthStar's website at http://www.nrfc.com and will be archived on the company's website. The call can also be accessed live over the phone by dialing 800-218-0713, or for international callers, by dialing 303-262-2140.

A replay of the call will be available one hour after the call through Wednesday, March 21, 2007 by dialing 800-405-2236 or 303-590-3000 for international callers, using pass code 11085294.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.
Consolidated Statements of Operations
(Amounts in thousands, except per share and share data)
	Three Months Ended December 31, 2006 (unaudited)	Three Months Ended December 31, 2005 (unaudited)	Year Ended December 31, 2006 (unaudited)	Year Ended December 31, 2005 (audited)
Revenues and other income:
Interest income	$48,501	$13,286	$134,847	$40,043
Interest income - related parties	2,937	3,246	11,671	8,374
Rental and escalation income	12,017	4,756	37,641	11,403
Advisory and management fee income - related parties	1,459	1,580	5,906	4,813
Other revenue	1,514	365	5,874	464
Total revenues	66,428	23,233	195,939	65,097
Expenses:
Interest expense	37,055	11,442	104,265	32,568
Real estate properties - operating expenses	2,389	770	8,054	1,973
General and administrative:
Salaries and equity-based compensation(1)	7,579	4,904	22,547	11,337
Shared services - related party	—	115	—	1,145
Insurance	379	244	1,309	916
Auditing and professional fees	1,295	1,149	4,765	3,634
Other general and administrative	2,344	599	7,522	2,036
Total general and administrative	11,597	7,011	36,143	19,068
Depreciation and amortization	4,258	1,876	13,646	4,352
Total expenses	55,299	21,099	162,108	57,961
Income from operations	11,129	2,134	33,831	7,136
Equity in earnings of unconsolidated ventures	120	59	432	226
Unrealized gain (loss) on investments and other	3,289	(96)	4,934	867
Realized gain (loss) on investments and other	736	(2)	1,845	2,160
Income from continuing operations before minority interest	15,274	2,095	41,042	10,389
Minority interest to operating partnership	(481)	(406)	(3,951)	(2,116)
Minority interest in joint ventures	(31)	—	(68)	—
Income from continuing operations	14,762	1,689	37,023	8,273
Income from discontinued operations, net of minority interest	215	267	318	547
Gain on sale from discontinued operations, net of minority interest	304	20,222	445	28,852
Gain on sale of joint venture interest, net of minority interest	—	—	279	—
Net income	$15,281	$22,178	$38,065	$37,672
Preferred stock dividends	(860)	—	(860)	—
Net income available to common shareholders	$14,421	$22,178	$37,205	$37,672
Net income per share from continuing operations Basic/Diluted	$0.28	$0.07	$0.91	$0.38
Income per share from discontinued operations Basic/Diluted	—	0.01	0.01	0.03
Gain on sale of discontinued operations and joint venture Interest - Basic/Diluted	0.01	0.87	0.02	1.33
Net income available to common shareholders	$0.29	$0.96	$0.94	$1.74
Weighted average number of shares of common stock:
Basic	50,010,028	23,164,930	39,635,919	21,660,993
Diluted	54,109,492	28,706,507	44,964,455	27,185,013

(1)  For the three months ended December 31, 2006 and 2005, includes $2,516 and $3,348 of equity-based compensation expense.
   For the year ended December 31, 2006 and 2005, includes $9,080 and $5,847 of equity-based compensation expense.

NorthStar Realty Finance Corp. Consolidated Balance Sheets
(Amounts in thousands, except per share and share data)
	December 31, 2006	December 31, 2005
ASSETS:
Cash and cash equivalents	$44,753	$27,898
Restricted cash	134,237	27,501
Operating real estate - net	468,608	198,708
Available for sale securities	788,467	149,872
CDO deposit and warehouse agreements	32,649	9,458
Real estate debt investment	1,571,510	681,106
Investments in and advances to unconsolidated ventures	11,845	5,458
Receivables, net of allowance of $9 and $4 in 2006 and 2005	17,477	5,218
Unbilled rents receivable	2,828	1,117
Derivative instruments, at fair value	958	726
Receivables - related parties	378	528
Deferred costs and intangible assets, net	90,200	38,745
Assets of properties held for sale	—	2,918
Other assets	21,710	7,312
Total assets	$3,185,620	$1,156,565

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Mortgage notes and loans payable	$390,665	$174,296
Liability to subsidiary trusts issuing preferred securities	213,558	108,258
CDO bonds payable	1,682,229	300,000
Credit facilities	16,000	243,002
Repurchase obligations	80,261	7,054
Obligations under capital leases	3,454	3,375
Accounts payable and accrued expenses	20,025	9,091
Payables - related parties	108	26
Escrow deposits payable	58,478	11,571
Derivative liability, at fair value	16,012	32
Other liabilities	22,200	7,157
Total liabilities	2,502,990	863,862

Minority interest in operating partnership	7,655	44,278
Minority interest in joint ventures	15,204	—
Commitments and contingencies	—	—

Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 and 0 shares issued and outstanding at December 31, 2006 and 2005, respectively	57,867	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 61,237,781 and 30,464,930 shares issued and outstanding at December 31, 2006 and 2005, respectively	612	305
Additional paid-in capital	590,035	224,892
Retained earnings	16,570	23,966
Accumulated other comprehensive loss	(5,313)	(738)
Total stockholders’ equity	659,771	248,425
Total liabilities and stockholders’ equity	$3,185,620	$1,156,565

NorthStar Realty Finance Corp.
Reconciliation of Net income to Funds from Operations and Adjusted Funds from Operations
(Amounts in thousands, except per share data)

The following is a reconciliation of net income to FFO and AFFO and illustrates the difference in this measure of operating performance
	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2005

Funds from Operations:
Income from continuing operations before minority interests	$15,274	$2,095	$41,042	$10,389
Adjustments:
Preferred stock dividends	(860)	ំ	(860)	ំ
Minority interest in joint ventures	(31)	ំ	(68)	ំ
Depreciation and amortization	4,258	1,876	13,646	4,352
Funds from discontinued operations	361	432	482	1,458
Real estate depreciation and amortization - unconsolidated ventures	247	ំ	905	ំ
Funds from Operations	$19,249	$4,403	$55,147	$16,199

Adjusted Funds from Operations:
Funds from Operations	$19,249	$4,403	$55,147	$16,199
Straight-line rental income, net	20	(194)	(978)	(252)
Straight-line rental income - unconsolidated ventures	(53)	ំ	(229)	ំ
Straight-line rental income - discontinued operations	43	(2)	43	(281)
Amortization of equity-based compensation	2,516	3,348	9,080	5,847
Fair value lease revenue (SFAS 141 adjustment)	11	22	(479)	18
Adjusted Funds from Operations	$21,786	$7,577	$62,584	$21,531

Less: Unrealized mark-to-market gain / (loss)	2,221	(601)	3,175	821

AFFO, excluding unrealized mark-to-market gain / (loss)	$19,565	$8,178	$59,409	$20,710

FFO per share of common stock	$0.36	$0.15	$1.23	$0.60

AFFO per share of common stock	$0.40	$0.26	$1.39	$0.79

AFFO per share of common stock, excluding unrealized mark-to-market gain / (loss)	$0.36	$0.28	$1.32	$0.76

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar's historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations, (ii) Adjusted Funds From Operations, (iii) Adjusted Funds From Operations exclusive of mark-to-market gains and losses, (iv) Return on Average Common Book Equity, and (v) Return on Average Common Book Equity by business line. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that FFO, AFFO and AFFO exclusive of unrealized mark-to-market gains or losses, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. NorthStar computes FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. NorthStar calculates AFFO by subtracting from (or adding) to FFO:

•
normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation.

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO, AFFO and AFFO exclusive of unrealized mark-to-market gains or losses are additional appropriate measures of the Company’s operating performance because they facilitate an understanding of NorthStar’s operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminish predictably over time. Since FFO is generally recognized as an industry standard for measuring the operating performance of an equity REIT, management also believes that FFO provides investors with an additional useful measure to compare NorthStar’s financial performance to other REITs.

Neither FFO, AFFO nor AFFO as adjusted for unrealized mark-to-market gains or losses is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO, AFFO and AFFO as adjusted for unrealized mark-to-market gains or losses do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO, AFFO nor AFFO as adjusted for unrealized mark-to-market gains or losses should be considered as an alternative to net income as an indicator of the NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

Return on Average Common Book Equity

We calculate return on average common book equity (“ROE”) on a consolidated basis and for each of our major business lines. We believe that ROE provides a good indication of the performance of the Company and our business lines because it provides the best approximation of cash returns on common equity invested. Management uses ROE, among other factors, to evaluate profitability and efficiency of equity capital employed, and as a guide in determining where to allocate capital within its business. ROEs may fluctuate from quarter to quarter based upon a variety of factors, including the timing and amount of investment fundings, repayments and asset sales, capital raised and leverage used, and the yield on investments funded.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (Pre-G&A and Unrealized Mark-to-Market Gain)
($ in thousands)
	Three Months Ended
	December 31, 2006		Annualized
Adjusted funds from operations (AFFO)	$21,786
Less: Unrealized Mark-to-Market Gain(1)	2,221
AFFO, Pre-Unrealized Mark-to-Market Gain	19,565		78,260	(A)

Plus: General & Administrative Expenses	11,597
Less: Equity-Based Compensation and Straight-Line Rent included in G&A	3,066
AFFO, Pre-Unrealized Mark-to-Market Gain and G&A	28,096		112,384	(B)

Average Common Book Equity & Operating Partnership Minority Interest (2)	$490,782	(C)
Return on Average Common Book Equity Pre-Unrealized Mark-to-Market Gain	16.0%	(A)/(C)
Pre-Unrealized Mark-to-Market Gain and G&A	22.9%	(B)/(C)

_______________________________________________________________
(1)   Represents the change in value of off-balance sheet warehouse facilities caused by changes in interest rates.
(2)   Average Common Book Equity & Operating Partnership Minority Interest is weighted for additional equity raised during the period.

Return on Average Common Book Equity by Business Line (Pre-G&A and Unrealized Mark-to-Market Gain)
($ in thousands)
	Three Months Ended December 31, 2006
	Lending	Securities	Net Lease	Total

AFFO, Pre-G&A and Unrealized Mark-to-Market Gain	$16,451	$7,864	$3,781	$28,096

Annualized	$65,804	$31,456	$15,124	$112,384	(A)

Average Common Book Equity & Operating Partnership Minority Interest (1)	$274,577	$119,549	$96,656	$490,782	(B)

ROE, Pre-G&A and Unrealized Mark-to-Market Gain	24.0%	26.3%	15.6%	22.9%	(A)/(B)

(1) Average Common Book Equity & Operating Partnership Minority Interest is weighted for additional equity raised during the period.

Fourth Quarter Funded Loan and Net Lease Statistics
($ in thousands)
	Loans
	Fixed	Floating	Total	Net Lease
Amount Funded	$48,779	$306,468	$355,247	$62,932
Weighted Average GAAP Yield	12.58%	8.91%	9.42%	9.01%
Weighted Average all in spread / margin(1)	7.98%	3.58%	4.19%	NA
Weighted Average First $ LTV	62.7%	15.0%	21.5%	NA
Weighted Average Last $ LTV	77.8%	76.2%	76.4%	NA

(1) Based on average quarterly and one-month LIBOR and US Treasury rates during the quarter.

Fourth Quarter Funded Securities Investments Statistics ($ in thousands)

Amount
Invested(1)
CMBS (investment grade)	$160,450
CMBS (non-investment grade)	57,975
REIT Debt (investment grade)	11,972
REIT Debt (non-investment grade)	8,347
Bank Loans (non-investment grade)	24,938
CDO (investment grade)	44,173
Total	$307,855

__________________________________________
(1) Securities investments are generally acquired in off-balance sheet warehouse facilities.

Assets Under Management at December 31, 2006 ($ in thousands)

	$	%
Investment grade securities	$2,042,565	41.8%
First mortgages(1)	1,058,311	21.7%
Non-investment grade securities	741,506	15.2%
Mezzanine and other subordinate loans	482,800	9.9%
Non-investment grade net lease(2)	315,409	6.5%
Investment grade net lease(2)	240,390	4.9%
Total	$4,880,981	100.00%

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(1) Includes $136.3 million of junior participations in first mortgages.
(2) Net lease amounts prior to accumulated depreciation and impact of statement of FAS No. 141.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Such forward-looking statements speak only as of the date of this press release. NorthStar expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor Relations
Julie Tu
(212) 827-3776